Exhibit 5.1

John T. McKenna

T: +1 650 843 5059

jmckenna@cooley.com

August 1, 2023

AcelRx Pharmaceuticals, Inc.
25821 Industrial Blvd., Suite 400
Hayward, CA 94545

Ladies and Gentlemen:

We have acted as counsel to AcelRx Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”), including a related prospectus included in the Registration Statement (the “Prospectus”), under the Securities Act of 1933, as amended, covering the registration for resale of (i) up to 5,340,591 shares (the “Shares”) of its outstanding common stock, par value $0.001 per share (the “Common Stock”), (ii) up to 2,012,356 shares (the “Pre-Funded Warrant Shares”) of Common Stock issuable upon the exercise of pre-funded warrants (the “Pre-Funded Warrants”), (iii) up to 7,352,947 shares (the “Series A Common Warrant Shares”) of Common Stock issuable upon the exercise of Series A common stock warrants (the “Series A Common Warrants”), (iv) up to 7,352,947 shares (the “Series B Common Warrant Shares”) of Common Stock issuable upon exercise of Series B common stock warrants (the “Series B Common Warrants”), (v) up to 183,824 shares (the “Placement Agent Series A Warrant Shares”) of Common Stock issuable upon the exercise of placement agent Series A common stock warrants (the “Placement Agent Series A Warrants”, and (vi) up to 183,823 shares (together with the Pre-Funded Warrant Shares, the Series A Common Warrant Shares, the Series B Common Warrant Shares and the Placement Agent Series A Common Warrant Shares, the “Warrant Shares”) of Common Stock issuable upon the exercise of placement agent Series B common stock warrants (together with the Pre-Funded Warrants, the Series A Common Warrants, the Series B Common Warrants and the Placement Agent Series A Common Warrants, the “Warrants”). The Shares and the Warrants were issued by the Company pursuant to that certain (i) Securities Purchase Agreement, dated as of July 17, 2023, by and among the Company and the purchasers named therein (the “Purchase Agreement”) and (ii) engagement letter (the “Engagement Letter”) dated as of May 23, 2023, as amended on July 17, 2023, by and between the Company and H.C. Wainwright Co. LLC.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the forms of the Warrants, the Purchase Agreement, the Engagement Letter, the Company’s certificate of incorporation and bylaws, as currently in effect, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Cooley LLP   3175 Hanover Street   Palo Alto, CA   94304-1130
t: +1 650 843 5000  f: +1 650 849 7400  cooley.com

AcelRx Pharmaceuticals, Inc.

August 1, 2023

Page Two

We express no opinion to the extent that future issuances of securities of the Company, antidilution adjustments to outstanding securities of the Company and/or other matters cause the Warrants to be exercisable for more shares of Common Stock than the number that are available for issuance by the Company. We have assumed that the per share exercise price of the Common Warrants will equal to at least the par value of the Common Stock.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares are validly issued, fully paid and nonassessable, and (ii) the Warrant Shares, when issued against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of Commission thereunder.

Sincerely, Cooley LLP By: /s/ John T. McKenna John T. McKenna

Cooley LLP   3175 Hanover Street   Palo Alto, CA   94304-1130
t: +1 650 843 5000  f: +1 650 849 7400  cooley.com